Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of October 12, 2018, by and among Acme Innovation Limited, a British Virgin Islands company, Pujiang International Group Limited, a Cayman Islands company, Elegant Kindness Limited, a British Virgin Islands company and Liang Tang (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, no par value, as of October 12, 2018, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: October 12, 2018	ACME INNOVATION LIMITED

By: /s/ Liang Tang
Name:Liang Tang
Title: Controlling Person

Date: October 12, 2018	PUJIANG INTERNATIONAL GROUP LIMITED

By: /s/ Liang Tang
Name:Liang Tang
Title: Controlling Person

Date: October 12, 2018	ELEGANT KINDNESS LIMITED

By: /s/ Liang Tang
Name:Liang Tang
Title: Controlling Person

Date: October 12, 2018	/s/ Liang Tang
Liang Tang